Exhibit 10.1
UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between MONARCH COMMUNITY BANCORP, INC. Coldwater, Michigan and FEDERAL RESERVE BANK OF CHICAGO Chicago, Illinois	Docket No. 10-193-WA/RB-HC

     WHEREAS, Monarch Community Bancorp, Inc., Coldwater, Michigan (“Monarch”), a registered bank holding company, owns and controls Monarch Community Bank, Coldwater, Michigan (the “Bank”), a state nonmember bank;
     WHEREAS, it is the common goal of Monarch and the Federal Reserve Bank of Chicago (the “Reserve Bank”) to maintain the financial soundness of Monarch so that Monarch may serve as a source of strength to the Bank;
     WHEREAS, Monarch and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and
     WHEREAS, on September 16, 2010, the board of directors of Monarch, at a duly constituted meeting, adopted a resolution authorizing and directing Richard J DeVries to enter into this Agreement on behalf of Monarch, and consenting to compliance with each and every provision of this Agreement by Monarch and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).
     NOW, THEREFORE, Monarch and the Reserve Bank agree as follows:
Source of Strength
     1. The board of directors of Monarch shall take appropriate steps to fully utilize Monarch’s financial and managerial resources, pursuant to section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order entered into with the Federal Deposit Insurance Corporation (“FDIC”) and the State of Michigan Office of Financial and Insurance Regulation on May 6, 2010, and any other supervisory action taken by the Bank’s federal or state regulator.
Dividends
     2. (a) Monarch shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors.
         (b) Monarch shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.
         (c) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date. All requests shall contain, at a minimum, current and projected information on Monarch’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Monarch must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).
Debt and Stock Redemption
     3. (a) Monarch shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
         (b) Monarch shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.
Cash Flow Projections
     4. Within 30 days of this Agreement, Monarch shall submit to the Reserve Bank a written statement of its planned sources and uses of cash for debt service, operating expenses, and other purposes (“Cash Flow Projection”) for the first full calendar quarter following the date of this Agreement. For each subsequent calendar quarter, Monarch shall submit to the Reserve Bank a Cash Flow Projection for that calendar quarter at least thirty days prior to the beginning of that quarter.
Compliance with Laws and Regulations
     5. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Monarch shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831 (i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).
         (b) Monarch shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).
Progress Reports
     6. Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.
Communications
     7. All communications regarding this Agreement shall be sent to:

(a)	Mr. Joseph J. Turk Assistant Vice President Federal Reserve Bank of Chicago 230 South LaSalle Chicago, Illinois 60604

(b)	Mr. Richard DeVries President and Chief Executive Officer Monarch Community Bancorp, Inc. 375 North Willowbrook Coldwater, MI 49036

Miscellaneous
     8. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Monarch to comply with any provision of this Agreement
     9. The provisions of this Agreement shall be binding upon Monarch and its institution-affiliated parties, in their capacities as such, and their successors and assigns.
     10. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.
     11. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Monarch, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.
     12. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 21st day of September, 2010.

MONARCH COMMUNITY BANCORP, INC.		FEDERAL RESERVE BANK OF CHICAGO

By:		By:

	Richard DeVries President & CEO		Mark Kawa Vice President

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